Exhibit 99.5

Consent of Citigroup Global Markets Inc.

The Board of Directors

Equitrans Midstream Corporation

2200 Energy Drive

Canonsburg, Pennsylvania 15317

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated March 10, 2024, to the Board of Directors of Equitrans Midstream Corporation (“Equitrans”), as Annex E to, and reference to such opinion letter under the headings “SUMMARY — Opinion of Citigroup Global Markets Inc., Financial Advisor to Equitrans” and “THE MERGER — Opinion of Citigroup Global Markets Inc., Financial Advisor to Equitrans” in, the joint proxy statement/prospectus relating to the proposed transaction involving Equitrans and EQT Corporation (“EQT”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of EQT (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Citigroup Global Markets Inc.

Citigroup Global Markets Inc.

May 17, 2024